UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                   Washington, DC  20549








                                       SCHEDULE 13G

                        Under the Securities Exchange Act of 1934

                                     (Amendment No.)*



                               UNICO AMERICAN CORPORATION
________________________________________________________________________
                                      (Name of Issuer)


                                   COMMON STOCK, NO PAR
________________________________________________________________________
                               (Title of Class of Securities)


                                         904607108
________________________________________________________________________
                                       (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)



CUSIP No.           904607108           13G        Page __2__  of __9__ Pages
1
NAME OF REPORTING PERSON
SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

General Re Corporation
06-1026471


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware




  NUMBER OF

    SHARES          5           SOLE VOTING POWER
                                NONE

 BENEFICIALLY

   OWNED BY         6           SHARED VOTING POWER
                                432,092

     EACH

   REPORTING        7           SOLE DISPOSITIVE POWER
                                NONE


    PERSON

     WITH           8           SHARED DISPOSITIVE POWER
                                432,092



9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY
             EACH REPORTING PERSON
             432,092

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN
             ROW 9
             7.1%

12        TYPE OF REPORTING PERSON*
          Corporation




                 *SEE INSTRUCTIONS BEFORE FILLING OUT




CUSIP No.    904607108           13G             Page __3__  of __9__ Pages

1
NAME OF REPORTING PERSON
SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Re Corporation
75-2300920


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware




  NUMBER OF

    SHARES           5            SOLE VOTING POWER
                                  NONE

 BENEFICIALLY

   OWNED BY          6            SHARED VOTING POWER
                                  432,092

     EACH

   REPORTING         7            SOLE DISPOSITIVE POWER
                                  NONE

     PERSON

      WITH           8            SHARED DISPOSITIVE POWER
                                  432,092


9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
               EACH REPORTING  PERSON
               432,092

10           CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES*


11           PERCENT OF CLASS REPRESENTED BY AMOUNT
               IN ROW 9
               7.1%

12           TYPE OF REPORTING PERSON*
               Corporation


                  *SEE INSTRUCTIONS BEFORE FILLING OUT




CUSIP No.              904607108           13G     Page __4__  of __9__ Pages

1
NAME OF REPORTING PERSON
SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Reinsurance Corporation
13-1988169


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware




  NUMBER OF

    SHARES          5             SOLE VOTING POWER
                                  NONE

 BENEFICIALLY

   OWNED BY         6             SHARED VOTING POWER
                                  432,092

     EACH

   REPORTING        7             SOLE DISPOSITIVE POWER
                                  NONE

    PERSON

     WITH            8            SHARED DISPOSITIVE POWER
                                  432,092



9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON
            432,092


10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*


11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN
             ROW 9
             7.1%

12         TYPE OF REPORTING PERSON*
             Corporation




               *SEE INSTRUCTIONS BEFORE FILLING OUT




CUSIP No.            904607108          13G      Page __5__  of __9__ Pages

1
NAME OF REPORTING PERSON
SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Intermediaries, Inc.
13-2866667

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

New York




   NUMBER OF

    SHARES            5       SOLE VOTING POWER
                              NONE

 BENEFICIALLY

   OWNED BY           6       SHARED VOTING POWER
                              10

     EACH

  REPORTING           7       SOLE DISPOSITIVE POWER
                              NONE

   PERSON

    WITH               8      SHARED DISPOSITIVE POWER
                              10



9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY
             EACH REPORTING PERSON
             10

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           .00016%

12        TYPE OF REPORTING PERSON*
            Corporation


                   *SEE INSTRUCTIONS BEFORE FILLING OUT


                                                            Page 6 of 9 Pages

                                         SCHEDULE 13G

Item 1.
	(a)	Name of Issuer

		UNICO AMERICAN CORPORATION

	(b)	Address of Issuer's Principal Executive Offices

		23251 Mulholland Drive, Woodland Hills, California  91364

Item 2.
	(a)	Name of Person Filing

		GENERAL RE CORPORATION
		NATIONAL RE CORPORATION
		NATIONAL REINSURANCE CORPORATION
		NATIONAL INTERMEDIARIES, INC.

	(b)	Address of Principal Business Office or, if none, Residence

		FINANCIAL CENTRE, 695 EAST MAIN STREET, STAMFORD, CT  06904

	(c)	Citizenship

		General Re Corporation, National Re Corporation and National Reinsurance Corporation
			 DELAWARE CORPORATIONS
		National Intermediaries, Inc.  NEW YORK CORPORATION

	(d)	Title of Class of Securities

		COMMON STOCK, NO PAR

	(e)	CUSIP Number

		904607108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
	General Re Corporation and National Re Corporation are each a
            Parent Holding Company, in accordance with Rule 13d-(b)(ii)(G)
	          	(Note:  See Item 7).
	National Reinsurance Company and National Intermediaries, Inc.
           are each an Insurance Company as defined in section 3(a)(19) of the Act.

Item 4.	Ownership
	If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

	(a)	Amount beneficially Owned
		See the Cover Pages for each of the Reporting Persons.

	(b)	Percent of Class
		See the Cover Pages for each of the Reporting Persons.

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote
		(ii)	shared power to vote or to direct the vote
		(iii)	sole power to dispose or to direct the disposition of
		(iv)	shared power to dispose or to direct the disposition
			of See the Cover Pages for each of the Reporting Persons.

Instruction:	For computations regarding securities which represents a
right to acquire an underlying security see Rule 13d-3(d)(1)


                                                           Page 7 of 9 Pages

Item 5.	Ownership of Five Percent or Less of a Class

	Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

	Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company

	If a parent holding company has filed this schedule pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identify and Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary. See Exhibit A.


Item 8.	Identification and Classification of Members of the Group

	Not Applicable


Item 9.	Notice of Dissolution of Group

	Not Applicable


Item 10.	Certification

	Not Applicable


SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               April 25, 1997
______________________________________________________
                                     Date


                             ERNEST C. FROHBOESE
______________________________________________________
                                  Signature
              Ernest C. Frohboese, Vice President - Investments


______________________________________________________
                                  Name/Title
                            GENERAL RE CORPORATION


                                 April 25, 1997
_____________________________________________________
                                       Date


                                RICHARD G. MCCARTY
_____________________________________________________
                                     Signature
                      Richard G. McCarty, Assistant Secretary


_____________________________________________________
                                     Name/Title
                              NATIONAL RE CORPORATION


                                   April 25, 1997
______________________________________________________
                                         Date


                                  LORRAINE D. MANDEL
______________________________________________________
                                      Signature
                        Lorraine D. Mandel, Assistant Secretary



______________________________________________________
                                      Name/Title
                           NATIONAL REINSURANCE CORPORATION


                                     April 25, 1997
_____________________________________________________
                                          Date


                                    RICHARD G. MC CARTY
_____________________________________________________
                                        Signature
                        Richard G. McCarty, Assistant Secretary


_____________________________________________________
                                         Name/Title
                               NATIONAL INTERMEDIARIES, INC.




                                                          Page 8 of 9 Pages
                                   SCHEDULE 13G

                                     EXHIBIT A

                       TO BE INCLUDED IN STATEMENTS FILED BY
                     PARENT HOLDING COMPANY PURSUANT TO ITEM 7



	National Re Corporation, a Delaware corporation, is a wholly owned subsidiary of General Re Corporation with its principal office at Financial Centre, 695 East Main Street, Stamford, CT 06904.

	National Reinsurance Corporation, a Delaware corporation, is a wholly owned subsidiary of National Re Corporation, with its principal office at Financial Centre, 695 East Main Street, Stamford, CT 06904.

	National Intermediaries, Inc., a New York Corporation, is a wholly owned subsidiary of National Reinsurance Corporation with its principal office at Financial Centre, 695 East Main Street, Stamford, CT 06904.

	National Intermediaries, Inc. is an insurance company as defined in
Section 3(a)(19) of the Securities Exchange Act of 1934, with its principal office at Financial Centre, 695 East Main Street, Stamford, CT 06904.



                                                           Page 9 of 9 Pages
                            SCHEDULE 13G
                              EXHIBIT B

                    TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULE 13d-1(c)

                           RULE 13d-1(f)(1)

	The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of UNICO AMERICAN
CORPORATION at December 31, 1996.


    			                 GENERAL RE CORPORATION

           			                       ERNEST C. FROHBOESE
Dated:  April 25, 1997	By:  ________________________________________________


     			                NATIONAL RE CORPORATION

	                                    RICHARD G. MC CARTY
Dated:  April 25, 1997	By:  ________________________________________________


                      		NATIONAL REINSURANCE CORPORATION

         			                         LORRAINE D. MANDEL
Dated:  April 25, 1997	By:  ________________________________________________


                     			NATIONAL INTERMEDIARIES, INC.

		                                   RICHARD G. MC CARTY
Dated:  April 25, 1997	By:  ________________________________________________